Exhibit 23

Consent of Indepdendent Certified Public Accountants

Hauppauge Digital, Inc.
Hauppauge, New York


     We hereby consent to the incorporation by reference in the Registration Statements of Hauppauge Digital, Inc. and Subsidiaries on Forms S-8, filed with the Securities and Exchange Commission on April 28, 1997, October 4, 1999, September 29, 2000 and September 29, 2000, respectively, of our report dated December 7, 2000, except for Note 9(a) which is as of December 22, 2000, on the consolidated financial statements of Hauppauge Digital, Inc. and Subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2000.

/s/ BDO Seidman, LLP
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BDO Seidman, LLP

Melville, New York
January 2, 2001